Filed pursuant to Rule 433

Registration File No. 333-173348

Supplementing the Preliminary

Prospectus Supplement dated April 7, 2011

(To Prospectus dated April 7, 2011)

The Gap, Inc.

Pricing Term Sheet

April 7, 2011

5.95% Notes due 2021

Issuer:	The Gap, Inc.

Settlement Date:	April 12, 2011 (T+3)

Ratings*:	Moody’s: Baa3 (stable) S&P: BB+ (stable) Fitch: BBB- (stable)

Aggregate Principal Amount:	$1,250,000,000

Maturity Date:	April 12, 2021

Coupon (Interest Rate):	5.95%

Benchmark Treasury:	3.625% due February 15, 2021

Benchmark Treasury Price and Yield:	100-20+ / 3.547%

Spread to Benchmark Treasury:	T+245 bps

Yield to Maturity:	5.997%

Issue Price:	99.650%

Interest Payment Dates:	April 12 and October 12, commencing on October 12, 2011.

Optional Redemption:	Prior to January 12, 2021, in whole or in part at the greater of (i) 100% of the principal amount and (ii) discounted present value at the Treasury Rate, plus 40 basis points; on or after January 12, 2021, at 100% of the principal amount.

CUSIP:	364760AK4

ISIN:	US364760AK48

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Wells Fargo Securities, LLC Deutsche Bank Securities Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a preliminary prospectus supplement dated April 7, 2011 and the accompanying prospectus dated April 7, 2011) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the joint book-running managers can arrange to send you the prospectus supplement and the accompanying prospectus if you request them by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526; by calling J.P. Morgan Securities LLC collect at 1-212-834-4533; or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

This communication should be read in conjunction with the preliminary prospectus supplement dated April 7, 2011 and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus.

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